Exhibit 99.1

Targacept Reports Second Quarter 2012 Financial Results

Winston-Salem, North Carolina, August 7, 2012 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™, today reported its financial results for the second quarter and six months ended June 30, 2012.

“Our focus remains on quality execution of our development programs and the efficient use of capital. We look forward to our next clinical readout, from a Phase 2 study of our lead alpha7 NNR compound, TC-5619, in inattentive-predominant ADHD. We expect to report top-line results from this study next month,” said Mark Skaletsky, Chairman of Targacept’s Board of Directors. “With cash and investments of $205.9 million as of June 30, 2012, Targacept is well capitalized and positioned for future success.”

Targacept is currently conducting three Phase 2 clinical trials. Enrollment for a Phase 2 study of TC-5619 in adults with inattentive-predominant attention deficit/hyperactivity disorder has completed, and enrollment for a Phase 2b study of TC-5619 as a treatment for negative symptoms and cognitive dysfunction in schizophrenia and a Phase 2b study of AZD3480 as a treatment for mild to moderate Alzheimer’s disease remains ongoing. Targacept is also evaluating a late preclinical product candidate as a treatment for Parkinson’s disease and related disorders supported by grant funding from The Michael J. Fox Foundation for Parkinson’s Research.

Financial Results

Targacept reported net income of $14.5 million for the second quarter of 2012, compared to a net loss of $2.3 million for the second quarter of 2011. The net income position for the 2012 period was principally due to an increase of $12.9 million in deferred revenue recognition and a decrease of $7.7 million in research and development expenses, partially offset by $2.3 million in charges related to a reduction in force. For the six months ended June 30, 2012, Targacept reported net income of $16.8 million, compared to net income of $10.3 million for the corresponding period of 2011. The higher net income for the 2012 period was primarily due to a decrease in research and development expenses of $13.4 million, partially offset by a decrease of $3.2 million in deferred revenue recognition and $2.3 million in charges related to a reduction in force. Non-cash, stock-based compensation charges of $3.1 million and $2.2 million were recorded for the second quarter of 2012 and 2011, respectively, and $5.0 million and $4.4 million for the six months ended June 30, 2012 and 2011, respectively. As of June 30, 2012, cash and investments in marketable securities totaled $205.9 million.

Net operating revenues totaled $33.6 million for the second quarter of 2012, compared to $20.7 million for the second quarter of 2011. The higher net operating revenues for the 2012 period were primarily attributable to an increase of $14.6 million in recognition of deferred revenue from the $200.0 million upfront payment under a now terminated collaboration agreement with AstraZeneca for TC-5214 as a result of a change in the estimated period of Targacept’s performance obligations, partially offset by a decrease of $2.4 million in recognition of deferred revenue associated with TC-5619. With the upfront payment from AstraZeneca becoming fully recognized in the second quarter of 2012, Targacept projects its net operating revenues for the remainder of 2012 to be substantially lower than for the first six months of the year.

For the six months ended June 30, 2012, net operating revenues totaled $56.5 million, compared to $59.7 million for the corresponding 2011 period. The lower net operating revenues for the 2012 period were principally attributable to decreases of $18.4 million in recognition of deferred revenues associated with a now concluded alliance with GlaxoSmithKline and $4.8 million in recognition of deferred revenue associated with a now concluded arrangement with AstraZeneca related to TC-5619, partially offset by increases of $18.5 million in recognition of deferred revenue from the upfront payment from AstraZeneca for TC-5214 and $1.2 million in recognition of deferred revenue associated with a collaboration agreement with AstraZeneca focused in cognitive disorders.

Research and development expenses totaled $12.5 million for the second quarter of 2012, compared to $20.2 million for the second quarter of 2011. The lower research and development expenses for the 2012 period were principally attributable to decreases of $5.2 million in costs incurred for third-party research and development services in connection with clinical-stage product candidates, $1.5 million in other research and development-related operating costs, including infrastructure costs and stock-based compensation and other compensation-related expenses for research and development personnel, and $955,000 in costs incurred for third-party research and development services in connection with preclinical programs. For the six months ended June 30, 2012, research and development expenses totaled $30.3 million as compared to $43.7 million for the corresponding 2011 period. The lower research and development expenses were principally attributable to decreases of $10.2 million in costs incurred for third-party services associated with clinical-stage product candidates, $1.6 million in other research and development-related operating costs and $1.6 million in costs incurred for third-party research and development services in connection with preclinical programs. The lower costs incurred for third-party research and development services in connection with clinical-stage product candidates for both 2012 periods were principally due to a decreased level of activities for TC-5214 as its Phase 3 development program wound down to completion and the conclusion of two Phase 2 clinical trials of TC-6987 during the first quarter of 2012. The lower costs with respect to these two product candidates were partially offset by increased costs related to TC-5619. The lower costs for both 2012 periods for other research and development-related operating costs were primarily due to a reduction in force completed in the second quarter of 2012 that reduced Targacept’s workforce by approximately 46%.

General and administrative expenses totaled $4.6 million for the second quarter of 2012, compared to $3.1 million for the second quarter of 2011. For the six months ended June 30, 2012, general and administrative expenses totaled $7.7 million as compared to $6.3 million for the corresponding 2011 period. The higher general and administrative expenses for both 2012 periods were primarily attributable to $1.8 million in severance and stock-based compensation charges, including $1.3 million of non-cash charges, recorded in connection with the departure of Targacept’s former chief executive officer and two other executive officers during the first half of 2012. Exclusive of these severance and stock-based compensation charges, general and administrative expenses decreased by $347,000 and $452,000 for the second quarter and six months ended June 30, 2012, respectively.

Restructuring charges for the second quarter and six months ended June 30, 2012 totaled $2.3 million and reflected severance and other charges related to a reduction in force announced on April 25, 2012 as discussed above.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, August 7, 2012, at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866.713.8564 for domestic participants and 617.597.5312 for international callers (reference passcode 98570306). A replay of the conference call may be accessed from approximately 8:00 p.m. Eastern Time on August 7, 2012 through August 21, 2012 by dialing 888.286.8010 for domestic callers and 617.801.6888 for international callers (reference passcode 68313004).

A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is developing a diverse pipeline of innovative NNR Therapeutics™ for difficult-to-treat diseases and disorders of the nervous system. NNR Therapeutics selectively modulate the activity of specific neuronal nicotinic receptors, unique proteins that regulate vital biological functions that are impaired in various disease states. Targacept’s clinical pipeline includes multiple Phase 2 product candidates, all representing first-in-class opportunities. Targacept leverages its scientific leadership and proprietary drug discovery platform Pentad™ to fuel its pipeline and attract significant collaborations with global pharmaceutical companies. For more information, please visit www.targacept.com.

TARGACEPT

Building Health, Restoring Independence®

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation: the timing for reporting of results from Targacept’s Phase 2 study of TC-5619 in adults with inattentive-predominant attention deficit/hyperactivity disorder or any other clinical trial of a Targacept product candidate; or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: the conduct and results of clinical trials and non-clinical studies and assessments of TC-5619, AZD3480 and any other Targacept product candidate, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the completion of subject enrollment or data analysis; Targacept’s dependence on the success of its collaboration with AstraZeneca focused in cognitive disorders; the impact of AstraZeneca’s restructuring initiatives in neuroscience research and development announced in February 2012; the control or significant influence that AstraZeneca has over the development of AZD3480 and AZD1446, including as to the timing, scope and design of any future clinical trials and as to the conduct at all of further development of AZD1446 or of AZD3480 beyond the ongoing trial in Alzheimer’s disease; whether positive findings from particular completed clinical trials of TC-5619 will be replicated in ongoing or any future clinical trials; Targacept’s ability to establish additional strategic alliances, collaborations or licensing or other comparable arrangements on favorable terms; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™, Pentad™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contacts
Alan Musso, SVP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: 336.480.2186	Tel: 508.362.3087
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net operating revenues	$33,645	$20,743	$56,502	$59,737

Operating expenses:
Research and development	12,512	20,185	30,313	43,702
General and administrative	4,587	3,129	7,657	6,304
Restructuring charges	2,312	—	2,312	—

Total operating expenses	19,411	23,314	40,282	50,006

Operating income (loss)	14,234	(2,571)	16,220	9,731
Interest income, net of interest expense	258	314	531	599

Net income (loss)	$14,492	$(2,257)	$16,751	$10,330

Basic net income (loss) per share	$0.43	$(0.07)	$0.50	$0.35

Diluted net income (loss) per share	$0.43	$(0.07)	$0.50	$0.33

Weighted average common shares outstanding - basic	33,409,341	30,725,227	33,399,814	29,865,420

Weighted average common shares outstanding - diluted	33,638,629	30,725,227	33,701,857	31,207,325

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2012	2011
Cash, cash equivalents and investments	$205,890	$249,270
Collaboration receivables and other current assets	2,690	3,689
Property and equipment, net	3,919	5,035
Other assets, net	123	132

Total assets	$212,622	$258,126

Current portion of deferred revenue	$3,273	$57,714
Other current liabilities	9,802	20,897
Deferred revenue, net of current portion	1,620	3,241
Long-term debt, net of current portion	1,564	1,986
Total stockholders’ equity	196,363	174,288

Total liabilities and stockholders’ equity	$212,622	$258,126